Issuer Free Writing Prospectus

Dated May 13, 2011

Filed Pursuant to Rule 433

Registration Statement No. 333-166431

Xerox Corporation

Pricing Term Sheet and Information Supplement

Issuer:	Xerox Corporation	Xerox Corporation
Security Description:	Floating Rate Senior Notes	Senior Notes
Distribution:	SEC Registered	SEC Registered
Size:	$300,000,000	$700,000,000
Coupon:	LIBOR + 82 bps	4.500%
Maturity:	May 16, 2014	May 15, 2021
Offering Price:	100.000%	99.246%
Yield to Maturity:	N/A	4.595%
Spread to Benchmark:	LIBOR + 82 bps	T+ 145 bps
Benchmark:	3-month LIBOR	3.625% due February 15, 2021
Ratings:	Intentionally Omitted	Intentionally Omitted
Interest Payment Dates:	Feb 16, May 16, Aug 16, Nov 16	May 15, Nov 15
Beginning:	Aug 16, 2011	Nov 15, 2011
Record Dates:	Feb 1, May 1, Aug 1, Nov 1 preceding relevant Interest Payment Date	May 1, Nov 1 preceding relevant Interest Payment Date
Make-Whole Call:	None	T + 20 bps
Trade Date:	May 13, 2011	May 13, 2011
Settlement Date:	May 18, 2011 (T+ 3)	May 18, 2011 (T+ 3)
CUSIP:	984121 CC5	984121 CD3

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. UBS Securities LLC J.P. Morgan Securities LLC	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. UBS Securities LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Underwriting

This information updates and supersedes the information in our Preliminary Prospectus Supplement, Subject to Completion dated May 13, 2011 (To Prospectus Dated April 30, 2010).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 877-858-5407, Deutsche Bank Securities Inc. toll free at 800-854-5674 or UBS Securities LLC toll-free at 877-827-6444 (ext. 561 3884).